Conflict Minerals Report
For the Year Ended December 31, 2022

Introduction

This Conflict Minerals Report was prepared by CACI International Inc (“we,” “us,” “our,” “CACI” or “Company”) pursuant to Rule 13p-1 (the “Rule”) promulgated under the Securities Exchange Act of 1934, as amended, for the reporting period January 1, 2022 to December 31, 2022. The Rule and Form SD requires companies to disclose certain information regarding products that they manufacture, or contract to manufacture, when: (a) those products contain one or more of the minerals gold, columbite-tantalite (coltan), cassiterite, or wolframite, or their derivatives tantalum, tin, and tungsten (the “Conflict Minerals”); (b) those Conflict Minerals are necessary to the functionality or production of those products; and (c) a company has reason to believe those Conflict Minerals originated in the Democratic Republic of the Congo or in a country that shares an internationally recognized border with the Democratic Republic of the Congo (the “Covered Countries”).

Company and Product Overview

CACI is a leading provider of information solutions and services, providing comprehensive, practical information solutions and services primarily to the U.S. government in the defense, intelligence and federal civilian markets. Although we do not generally manufacture or contract to manufacture products, a certain portion of our operations involve manufacturing or contracting to manufacture certain electronic systems and products that include components containing Conflict Minerals necessary to the functionality or production of such products (the “Covered Products”).

This report relates to Covered Products manufactured during 2022 for which the Company was unable to form the basis for a reasonable belief that none of the Conflict Minerals necessary to the functionality or production of those products originated in a Covered Country.

Supply Chain Description

We source components from a broad network of suppliers in order to manufacture the Covered Products and occupy a “downstream” position in the supply chain. Due to our position in the supply chain, we do not have direct knowledge of the country of origin or chain of custody of the Conflict Minerals as there are generally multiple tiers between us and our suppliers and the source of raw materials that enter the manufacturing process. We must rely on our direct suppliers to work with their upstream suppliers to provide us with accurate information to determine whether any Covered Products contained Conflict Minerals that originated in the Covered Countries or were from recycled or scrap sources. A description of our diligence measures to determine the source and chain of custody of the Conflict Minerals used in the Covered Products is described below.

Design of the Company’s Due Diligence Measures

We designed our due diligence measures to conform in all material respects with the framework set forth in the Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chain of Minerals from Conflict-Affected and High Risk Areas (Second Edition), including the related supplements on gold, tin, tantalum and tungsten (the “OECD Guidance”). The description of our due diligence measures is presented pursuant to the organizational structure of the Five-Step Framework for Risk-Based Due Diligence in the Mineral Supply Chain contained in the OECD Guidance, as elaborated for downstream companies.

Due Diligence Measures Performed by the Company

Step 1: Establish strong company management systems

We have a Conflict Minerals Policy which reflects our commitment to: (1) identify products that contain the Conflict Minerals covered by the Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act; and to (2) engage with its suppliers to identify the source of those minerals. The Conflict Minerals Policy notes our commitment to working with our suppliers over time to ensure that all parties are able to comply with appropriate disclosure requirements and to promote the utilization of “conflict free” minerals.

We maintain an internal working group to manage our compliance efforts and conduct due diligence on the source and chain of custody of Conflict Minerals used in the Covered Products. The working group includes key personnel from legal, contracts and procurement.

We have an established process to request and obtain information from our suppliers regarding the use and origin of the Conflict Minerals in products, or product components, supplied to the Company. This process includes use of the Conflict Minerals reporting template developed by the Electronic Industry Citizenship Coalition (“EICC”) and the Global e-Sustainability Initiative (“GeSI”) Extractives Working Group (the “EICC/GeSI Reporting Template”).

We have established a process to provide reports to our Board of Directors, or to Committees of the Board, on our efforts to conduct due diligence on the source and chain of custody of Conflict Minerals used in the Covered Products.

Step 2: Identify and assess risks in the supply chain

We took the steps described below to assess the risks that: (a) Conflict Minerals contained in the Covered Products originated in the Covered Countries; and (b) that the sourcing of those Conflict Minerals may have directly or indirectly financed armed groups in the Covered Countries.

In 2022, we sent 128 suppliers a cover letter explaining our intent to comply with the Conflict Minerals disclosure requirements of the Securities and Exchange Commission and a copy of the EICC/GeSI Reporting Template. The letter to suppliers, and the accompanying EICC/GeSI Reporting Template, asked each supplier to identify whether any products or product components supplied to us contain Conflict Minerals. Suppliers that responded that they did supply us with products containing Conflict Minerals were asked to identify:

•    Whether those minerals came from a recycler or scrap supplier;

•    Whether those minerals originated in the Democratic Republic of the Congo or an adjoining country;

•    The smelter used by the supplier or the supplier’s suppliers to supply the relevant Conflict Minerals; and

•    The process used by the supplier to identify the source and chain of custody of its Conflict Minerals, including efforts to identify whether smelters used by the company have been identified as “Conflict Free.”

The letter to suppliers also requested both initial responses as well as updates in the event that the supplier’s use or sourcing of Conflict Minerals changed in a manner that would require modification of its responses.

Step 3: Design and implement a strategy to respond to identified risks

Throughout 2022, in order to mitigate the risks that its sourcing of Conflict Minerals may benefit armed groups in the Covered Countries, we have followed up with our suppliers in order to secure complete responses regarding both the use, and the supply and chain of custody, of any Conflict Minerals incorporated into the Covered Products.

We have a process to review the reasonableness and reliability of our suppliers’ responses. This review includes a review of the internal consistency of responses, as well as a review of the extent to which suppliers’ responses are reasonable based on the nature of the products they supply to the Company. We have also compared information provided by our suppliers with regard to smelters and refiners with publicly available information on “conflict free” sources.

We have tracked and documented our efforts to engage with our suppliers regarding the sourcing of Conflict Minerals.

Step 4: Carry out independent third-party audit of smelter/refiner’s due diligence practices

Due to our position in the supply chain, we do not conduct or commission independent third-party audits of the smelters and refiners from which our suppliers source Conflict Minerals. We have relied upon industry initiatives, including the Conflict-Free Sourcing Initiative founded by EICC and GeSI, for independent third-party audit information.

Step 5: Reporting

With the preparation and submission of this Conflict Minerals Report, we have provided a public report of its due diligence measures with regard to the sourcing of Conflict Minerals.  A copy of this report is available at http://investor.caci.com.

Results of Our Due Diligence Measures
The information we received from our suppliers or other sources in response to our due diligence efforts was not sufficient to determine the facilities that sourced Conflict Minerals incorporated in the Covered Products, the country of origin of such Conflict Minerals or whether such Conflict Minerals come from recycled or scrap sources. While we received a significant number of responses to our inquiries, the majority of the information provided by our suppliers was at a company level and did not specifically relate to the Covered Products or the components incorporated therein. Therefore, we cannot confirm which of the smelters identified by our suppliers, if any, provided Conflict Minerals that may be incorporated in the Covered Products.

Future Steps to Improve Due Diligence
We will continue to engage our suppliers in order to identify the source of any Conflict Minerals that are necessary to the functionality or production of our products. We will ensure that any new suppliers are incorporated in our due diligence efforts.

We are continually working to improve our due diligence process, both through increased supplier engagement and through an ongoing review of the extent to which supplier representations can be viewed as reasonably reliable.

Consistent with the CACI Conflict Mineral Policy, as we gather more information from suppliers regarding the source and chain of custody of the Conflict Minerals that are necessary to the production or functionality of products that it manufactures, we will continue to take steps to mitigate the risk that the sourcing of those Conflict Minerals benefits armed groups in the Covered Countries.  These steps may include efforts to communicate the Company’s policy to its suppliers and efforts to assess and leverage publicly available information about “conflict free” sources.

Information Relating to Forward-Looking Statements
Certain information included or incorporated by reference in this document could be interpreted to be “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 and other federal securities laws. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including statements of plans, strategies and objectives of management for future operations; any statements of assumptions underlying any of the foregoing; and any other statements that address activities, events or developments that the Company intends, expects, projects, believes or anticipates will or may occur in the future. Forward-looking statements may be characterized by terminology such as “believe,” “anticipate,” “expect,” “should,” “intend,” “plan,” “will,” “estimates,” “projects,” “strategy” and similar expressions. These statements are based on assumptions and assessments made by the Company’s management in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes to be appropriate.  Any such forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ materially from those envisaged by such forward-looking statements. The forward-looking statements included herein speak only as of the date of this filing. The Company disclaims any duty to update such forward-looking statements, all of which are expressly qualified by the foregoing.